EXHIBIT NO. 4.2: Form of 5.00% Note due 2015.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC") TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OF OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

Alcan Inc.

U.S. $500,000,000

5.00% Note due 2015

CUSIP No. 013716AV7
ISIN No. US013716AV76
No. 2005-1	Common Code No. 022106546

Alcan Inc., a corporation duly organized and existing under the laws of Canada (the "Issuer"), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Issuer in the Borough of Manhattan, the City of New York, the principal sum of Five Hundred Million Dollars on June 1, 2015, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on June 1 and December 1 of each year, commencing December 1, 2005, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from the December 1 or the June 1, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on these Notes, in which case from May 31, 2005, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the Security register. Notwithstanding the foregoing, if the date hereof is after the fifteenth day of May or November, as the case may be, and before the following June 1 or December 1, this Note shall bear interest from such June 1 or December 1; provided, that if the Issuer shall default in the payment of interest due on such June 1 or December 1, then this Note shall bear interest from the next preceding December 1 or June 1, to which interest has been paid or, if no interest has been paid on these Notes, from May 31, 2005. The interest so payable on any June 1 or December 1 will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Note is registered at the close of business on the May 15 or November 15, as the case may be, next preceding such June 1 or December 1. Interest on the Notes will be computed on the basis of a 360-day year consistent of twelve 30-day months.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Alcan Inc. has caused this instrument to be signed by facsimile by its duly authorized officers and has caused a facsimile of its corporate seal to be affixed hereunto or imprinted hereon.

Dated: May 31, 2005

       Alcan Inc.

                                                                By: /s/ Rhodri J. Harries
                                                                       Authorized Officer

                                                                By: /s/ Ulf Quellmann
                                                                       Authorized Officer

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This one of the Securities of the series specified therein referred to in the within‑mentioned Indenture.

Deutsche Bank Trust Company Americas
(formerly known as Bankers Trust Company),

as Trustee

                                                                 By: /s/ Susan Johnson
                                                                        Authorized Officer

(REVERSE OF NOTE)

Alcan Inc.

5.00% Note due 2015

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the "Securities") of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated May 15, 1983 (herein called the "Indenture"), duly executed and delivered by the Issuer to Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), Trustee (herein called the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any) may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series designated as the 5.00% Notes due 2015 of the Issuer, initially limited in aggregate principal amount to $500,000,000.

The Issuer may, at any time, and from time to time, issue additional notes under the Indenture in unlimited amounts having the same terms as this Note, and such additional notes will, together with this Note and any Notes which may be issued in exchange or substitution herefor, constitute a single series of Securities under the Indenture.

In case an Event of Default with respect to the 5.00% Notes due 2015, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than 66⅔% in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided, that no such supplemental indenture shall (i) extend the final maturity of any Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or impair or affect the rights of any Holder to institute suit for the payment thereof, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Security affected. It is also provided in the Indenture that the Holders of a majority in aggregate principal amount Outstanding of the Securities of each series may, prior to any declaration accelerating the maturity of each Securities, on behalf of the Holders of all the Securities of such series waive compliance by the Issuer with certain provisions of the Indenture and any such past default or Event of Default and its consequences and may, after any such declaration, waive such declaration and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or premium, if any, or interest on any of the Securities. Any such consent or waiver by the Holder of this Note (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issuable in registered form without coupons in denominations of $1,000 and any multiple of $1,000 at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations.

The Notes may be redeemed at the option of the Issuer as a whole, or from time to time in part, at any time upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, all as further provided in the Indenture, at an optional redemption price equal to the greater of:

•    100% of the principal amount of the Notes to be redeemed; and

•     the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points (0.15%), together in each case with accrued interest to the date fixed for redemption.

"Treasury Rate" means, with respect to any redemption date for Notes, (a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical releases designated "H. 15(5 19)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities, adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (as defined below) (if no maturity is within three months before or after the maturity date of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers (as defined below) appointed by the Issuer.

 "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

"Reference Treasury Dealer" means (1) each of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated,, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Issuer shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Issuer.

"Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Upon due presentment for registration of transfer of this Note at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, a new Note or Notes of authorized denominations for an equal aggregate principal amount will be issued to the transferee in exchange therefor, subject to the limitations provided in the Indenture, without charge except for any tax or other governmental charge imposed in connection therewith.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notation of ownership or other writing hereon) for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and, subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indenture.